UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 13, 2018

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Refinancing of External Borrowings

On August 13, 2018, Inspired Entertainment, Inc. (the “Company”) and certain of its subsidiaries entered into a series of transactions that effected the refinancing of the group’s external borrowings, replacing the group’s senior term and revolving facilities, originally entered into in 2014, with senior notes of $140.0 million and a revolving credit facility of £7.5 million (equivalent to approximately $9.9 million). As described in further detail below, the senior notes have a 5-year duration and carry a cash interest rate of 9% plus 3-month LIBOR, and the revolving credit facility has a 3-year duration and carries a cash interest rate on any utilization at 4% plus 3-month LIBOR, with any unutilized amount carrying a 1.4% cash interest cost. In connection with the refinancing, the Company has entered into a three-year, fixed-rate, cross-currency swap, as described in further detail below.

Note Purchase Transaction

On August 13, 2018, Gaming Acquisitions Limited (“Gaming Acquisitions”), an indirect wholly owned subsidiary of the Company, certain subsidiaries of the Company (collectively, the “Subsidiary Guarantors” and together with Gaming Acquisitions and the Company, the “Credit Parties”) and the Company entered into a Note Purchase Agreement and Guaranty (the “Note Purchase Agreement”) to provide for the issuance and sale of promissory notes in the aggregate principal amount of $140,000,000, maturing in five years (the “Notes”), to the purchasers party thereto from time to time, including HG Vora Special Opportunities Master Fund, Ltd. (“HGV Fund”), with Cortland Capital Market Services LLC acting as note and collateral agent for the Purchasers (in such capacity, “Agent”).

The proceeds of the sale of the Notes will be used to, among other things, repay £98.5 million of obligations outstanding under the Company’s Senior Term and Revolving Facility Agreement dated March 18, 2014 (as amended and restated July 13, 2016), among certain subsidiaries of the Company, Ares Management Limited and Lloyds Bank PLC (the “Existing Credit Facility”). The Existing Credit Facility has been replaced in part by the Revolving Credit Facility described below.

The obligations under the Note Purchase Agreement are unconditionally guaranteed on a joint and several basis by each of the Company and the Subsidiary Guarantors party thereto and are secured on a first-priority basis (subject to certain exceptions) by a lien granted to the Agent for the benefit of the secured parties under the Note Purchase Agreement on substantially all of the assets of each Credit Party, including all of the capital stock held by such Credit Party. An intercreditor agreement will set forth the rights and obligations of the parties to the Note Purchase Agreement, the Revolving Credit Facility and the Nomura Swap described below, in and to the proceeds of the collateral securing the obligations under the Note Purchase Agreement, the Revolving Credit Facility and the Nomura Swap.

The Notes will be issued at 98% of the par value thereof. Interest on the Notes shall accrue on a daily basis and will bear an interest rate equal to, at the Credit Parties’ option, a base rate or LIBOR rate, plus an applicable margin, which for a base rate borrowing is 8% per annum and for a LIBOR borrowing is 9% per annum. The base rate is calculated based on the greatest of the prime rate, federal funds effective rate and LIBOR rate in effect on the date of calculation. Interest on the Notes is payable in cash (subject to extension in the case of the first interest payment due thereunder as provided in the Note Purchase Agreement) and at the maturity of the Notes in the case of any unpaid interest then outstanding.

Subject to certain conditions, voluntary prepayments are permitted under the Note Purchase Agreement.

Subject to certain exceptions, Gaming Acquisitions is required to make mandatory prepayments of the Notes in respect of amounts received on account of asset sales, insurance or condemnation proceeds and issuances of debt as well as amounts constituting excess cash flows. In the case of proceeds from asset sales and insurance or condemnation payments, so long as no event of default has occurred and to the extent such proceeds do not exceed $1,000,000, Gaming Acquisitions may invest such proceeds—directly or through one of its subsidiaries—in assets of the general type useful in the business of the Company and its subsidiaries. In the case of amounts constituting excess cash flow, Gaming Acquisitions is required to prepay an amount equal to 50% thereof, except that 25% thereof shall be required if the total leverage ratio is between 2.50:1.00 and 2.00:1.00 (in each case, minus voluntary repayments made during the applicable fiscal year), and no such prepayment shall be required if the total leverage ratio is 2.00:1.00 or less.

In the event the Notes are redeemed, repaid or prepaid (including as voluntary or mandatory prepayments described above), such repayments or prepayments shall be made together with a payment premium equal to 3.00% of the amount repaid or prepaid, except that such premium will not be payable in the case of mandatory prepayments made on account of insurance or condemnation proceeds or excess cash flows (and either no prepayment penalty or a reduced prepayment premium shall be payable in the case of prepayments made with the proceeds of certain VAT amounts). In the case of repayments of all or any portion of the Notes on or after the maturity date, such repayment will be made together with an exit premium equal to 3.00% of the amount so repaid.

The Note Purchase Agreement contains customary representations and warranties and affirmative covenants applicable to Gaming Acquisitions, the Company and the subsidiaries of the Company and also contains certain restrictive covenants, including, among others, limitations on: the incurrence of additional debt; provided, however, that Gaming Acquisitions is permitted to incur indebtedness under the Revolving Credit Facility (in an aggregate principal amount not to exceed £7,500,000), liens on property (except those securing the Revolving Credit Facility or certain hedging indebtedness), acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of the Company’s capital stock, prepayments of certain debt, transactions with affiliates and modifications of the Credit Parties’ organizational documents and certain debt agreements. The Note Purchase Agreement requires quarterly compliance with maximum leverage and fixed charge coverage ratios as well as a minimum liquidity covenant. The agreement also includes customary event of default provisions.

On or before the date of the first interest payment due and payable by Gaming Acquisitions in respect of the Notes, the Notes shall be listed on the International Stock Exchange of the Channel Islands and shall remain listed until the repayment of the Notes in full in accordance with the terms of the Note Purchase Agreement.

HGV Fund currently holds 100% of the Notes. As disclosed in stock ownership filings with the Securities and Exchange Commission pursuant to Section 16 under the Securities Act of 1934, HGV Fund owns approximately 17.5% of the Company’s outstanding common stock as well as warrants to purchase shares of the Company’s common stock. HGV Fund is also a stockholder and investor in Leisure Acquisition Corp., a special purpose acquisition company affiliated with two members of the Company’s management.

The foregoing description of the Notes and the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1attached hereto.

Revolving Credit Facility

Concurrently with the issuance of the Notes and repayment of the Existing Credit Facility, Gaming Acquisitions, the Company and the Subsidiary Guarantors entered into a Revolving Credit Facility Agreement (the “Revolving Credit Facility Agreement”) to provide for a £7,500,000 revolving facility from Lloyds Bank PLC (the “Revolving Facility Lender”) to be used for general corporate, working capital and capital expenditure purposes of the Company and its subsidiaries (the “Revolving Credit Facility”), with the Agent acting as security agent for the Revolving Facility Lender (in such capacity, the “RCF Security Agent”).

The obligations under the Revolving Credit Facility are guaranteed on a joint and several basis by each of Gaming Acquisitions, the Company and certain Subsidiary Guarantors party thereto and are secured on a first-priority basis (subject to certain exceptions) by a lien granted to the RCF Security Agent for the benefit of the Revolving Facility Lender on substantially all of the assets of each Credit Party, including all of the capital stock held by such Credit Party. Certain Subsidiary Guarantors will accede to the Revolving Credit Facility Agreement within 30 days of closing.

The Revolving Credit Facility requires cash interest payments on outstanding borrowings equal to a margin of 4.00% per annum, plus LIBOR, on the last day of each applicable interest period. In addition, a commitment fee is payable every three months with respect to unutilized lending commitments thereunder at a rate of 35% of the margin applicable to such unutilized commitments per annum. The Revolving Credit Facility is scheduled to mature on August 13, 2021. Subject to certain conditions, voluntary prepayments are permitted under the Revolving Credit Facility and mandatory prepayments are required in the event of a change of control and/or the sale of all or substantially all assets of the Credit Parties.

The Revolving Credit Facility contains customary representations and warranties and affirmative covenants applicable to Gaming Acquisitions, the Company and the Company’s subsidiaries and also contains certain restrictive covenants, including, among others, limitations on: the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of the Company’s capital stock, prepayments of certain debt, transactions with affiliates and modifications of the Credit Parties’ organizational documents and certain debt agreements. The Revolving Credit Facility requires quarterly compliance with maximum leverage and interest coverage ratios as well as a minimum liquidity covenant. The agreement also contains customary event of default provisions.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.2attached hereto.

Hedging Transaction

In connection with the Note Purchase Agreement, Gaming Acquisitions entered into a three (3) year, fixed-rate, cross-currency swap which swaps the principal and interest payments that will be payable in US Dollars (USD) under the Note Purchase Agreement to Euros (EUR), in part, and Pounds Sterling (GBP), in part. The swap is provided by Nomura (the “Nomura Swap”). Specifically, with respect to the principal payments under the Note Purchase Agreement, Gaming Acquisitions will swap 1/3rd of such principal payments from USD to EUR and 2/3rds of such principal payments from USD to GBP. Additionally, with respect to the interest payments under the Note Purchase Agreement, Gaming Acquisitions will swap 1/3rd of such interest payments from USD to GBP and 2/3rds of such interest payments from USD to EUR. The Nomura Swap provides for a foreign exchange rate of $1.13935 USD per €1 EUR and $1.27565 USD per £1 GPB.

The obligations under the Nomura Swap are unconditionally guaranteed on a joint and several basis by each of Gaming Acquisitions, the Company and Subsidiary Guarantors and are secured on a first-priority basis (subject to certain exceptions) by a lien granted to the Agent for the benefit of Nomura on substantially all of the assets of each Credit Party, including all of the capital stock held by such Credit Party.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Note Purchase Agreement and Guaranty dated as of August 13, 2018, among Gaming Acquisitions Limited, Inspired Entertainment, Inc., Certain Subsidiaries of the Issuer, Various Purchasers and Cortland Capital Market Services LLC, as Note Agent and Collateral Agent.

10.2	Revolving Facility Agreement dated August 13, 2018, among Inspired Entertainment, Inc., the Parties Listed as Original Borrowers, the Parties Listed as Original Guarantors, Lloyds Bank PLC and Cortland Capital Market Services LLC, as Security Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2018

INSPIRED ENTERTAINMENT, INC.

By	/s/ A. Lorne Weil
Name: A. Lorne Weil
Title: Executive Chairman